Exhibit 10.1

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD MARCELLUS MIDSTREAM LLC

a Delaware limited liability company

March 26, 2012

THE OFFER AND SALE OF THE MEMBERSHIP INTERESTS REFERENCED IN THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR WITHOUT AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THERE IS NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

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6.10. Other Indemnities	21
6.11. Fiduciary Duties	22

Article VII OUTSIDE BUSINESS AND OPPORTUNITIES	22
7.1. Permitted Activities	22

Article VIII TAXES	23
8.1. Tax Returns	23
8.2. Tax Elections	24
8.3. Tax Matters Member	24
8.4. Texas Franchise Tax Sharing Agreement	25

Article IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	25
9.1. Maintenance of Books	25
9.2. Financial Statements and Reports	25
9.3. Budgets	27
9.4. Accounts	28
9.5. Accountants	28

Article X TRANSFERS OF MEMBERSHIP INTERESTS; INITIAL PUBLIC OFFERING	28
10.1. Restrictions on Transfer	28
10.2. Permitted Transfers	29
10.3. Conditions to Transfer	29
10.4. Right of First Offer	29
10.5. Tag-Along Rights	31
10.6. Drag Along Obligations	33
10.7. Pre-emptive Rights	34
10.8. Termination upon an Initial Public Offering	35
10.9. Reorganization in Connection with an Initial Public Offering	35

Article XI DISSOLUTION, LIQUIDATION, AND TERMINATION	35
11.1. Dissolution	35
11.2. Liquidation and Termination	35
11.3. Provision for Contingent Claims	37
11.4. Deficit Capital Accounts	37
11.5. Deemed Contribution and Distribution	37

Article XII AMENDMENT OF THE AGREEMENT	37
12.1. Amendments to be Adopted by the Company	37
12.2. Amendment Procedures	38

Article XIII PROVISIONS RELATING TO MEMBERS	38
13.1. Registered Holders	38
13.2. Security	38
13.3. Limited Liability	38
13.4. No Resignation or Partition	38
13.5. No Other Voting Rights	39

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13.6. Representations and Warranties	39
13.7. Information	39
13.8. Severability and Injunctive Relief	40

Article XIV GENERAL PROVISIONS	40
14.1. Entire Agreement; Supersedure	40
14.2. Waivers	41
14.3. Binding Effect	41
14.4. Governing Law; Severability	41
14.5. Further Assurances	41
14.6. Notice to Members of Provisions of this Agreement	41
14.7. Counterparts	42
14.8. Audit Rights of Members	42
14.9. No Third Party Beneficiaries	42
14.10. Notices	42
14.11. Remedies	43
14.12. Disputes	43
14.13. Expenses	45

Attachments

Exhibit A	Ownership Information
Exhibit B	Allocations and Tax Procedures

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD MARCELLUS MIDSTREAM LLC

a Delaware limited liability company

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Crestwood Marcellus Midstream LLC (the “Company”), dated as of March 26, 2012, is made and entered into by and among each of the Members (as herein defined) from time to time party hereto.

RECITALS:

WHEREAS, the Company was formed as a limited liability company pursuant to the Act (as herein defined) by filing a Certificate of Formation with the Secretary of State of the State of Delaware on February 23, 2012 (the “Formation Date”);

WHEREAS, the Members executed the original Limited Liability Company Agreement dated February 23, 2012 (“Original Agreement”);

WHEREAS, the Members have made certain amendments to the Original Agreement and desire to amend and restate the Original Agreement; and

WHEREAS, the Members wish to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation and distribution of profits and losses and the respective rights and obligations of the Members to and among each other and to the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the undersigned parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Accountants” has the meaning set forth in Section 9.5.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question; provided, that notwithstanding the foregoing, for purposes of this Agreement CMLP, on the one hand, and Holdings, on the other hand, shall not be considered Affiliates of one another.

“Agreement” has the meaning set forth in the preamble.

“AMG Purchase Agreement” means that certain Asset Purchase Agreement, dated as of February 24, 2012, by and between Antero Resources Appalachain Corporation and the Company.

“Antero Marcellus Midstream Gathering System” means the gathering system and other assets acquired by the Company from Antero Resources LLC pursuant to the AMG Purchase Agreement, together with (a) such expansions and extensions to such gathering system as the Members shall hereafter approve and (b) the dedication by Antero Resources LLC of production granted in connection with the acquisition of such gathering system and the commitment of the Company to connect such gathering system to new wells completed by Antero Resources LLC in the area of mutual interest and to gather production from such connected wells.

“Available Cash” means, with respect to any quarter of the Company’s operation ending prior to the date of liquidation:

(a) the sum of (i) all cash and cash equivalents of the Company Group (or the Company’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such quarter, (ii) if the Members so determine, all or any portion of any additional cash and cash equivalents of the Company Group on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter and (iii) if the Members so determine, all or any portion of Available Working Capital Borrowings on the date of determination of Available Cash with respect to such quarter, less

(b) the amount of any cash reserves established by the Members (or the Company’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such quarter, or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Company Group is a party or by which it is bound or its assets are subject;

provided further, that disbursements made by a member of the Company Group or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the Members so determine.

“Available Working Capital Borrowings” means, on the date of determination, any amounts available to be borrowed as Working Capital Borrowings.

“Budget” has the meaning set forth in Section 9.3(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas or New York, New York.

“Business Opportunity” has the meaning set forth in Section 7.1(a).

“Business Purpose” has the meaning set forth in Section 2.4.

“Capital Account” means the capital account maintained for each Member pursuant to Exhibit B.

“Capital Budget” has the meaning set forth in Section 9.3(a).

“Capital Contribution” means any cash or the Agreed Value of Contributed Property that a Member contributes to the Company pursuant to Article III.

“Capital Expenditures” means any expenditure or acquisition of property by the Company or its Subsidiaries that is required to be capitalized for purposes of the Company’s consolidated financial statements in accordance with GAAP.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Certificate” has the meaning set forth in Section 2.1.

“Closing Capital Contribution” means the Capital Contribution to be made by the Members at or prior to the closing of the purchase of the Antero Marcellus Midstream Gathering System under the AMG Purchase Agreement, which Capital Contribution shall be in the amount specified opposite the name of each Member in Exhibit A.

“CMLP” means Crestwood Midstream Partners LP, a Delaware limited partnership.

“Code” means the Internal Revenue Code of , as amended, and any successor statute, as amended from time to time during the term of this Agreement.

“Company” has the meaning set forth in the preamble.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Percentage” means, for each Member as of any time of determination, the ratio, expressed as a percentage, of the aggregate Capital Contributions made by such Member to the Company as of such time of determination to the aggregate Capital Contributions made by all Members to the Company as of such time of determination.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Credit Facilities” means (i) that certain Credit Agreement dated as of October 1, 2010, as amended by Amendment No. 1 dated March 20, 2012 (as further amended, restated, supplemented, waived or otherwise modified from time to time), among Crestwood Midstream Partners LP, as borrower, and the lenders party thereto from time to time and (ii) that certain Credit Agreement dated as of March 26, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time), among Crestwood Holdings LLC, as borrower, and the lenders party thereto from time to time, in each case, as the same may be refinanced or otherwise replaced from time to time.

“Dissolution Event” has the meaning set forth in Section 11.1.

“Distribution True-Up Amount” means, as applied to each Member, the difference between Available Cash for the immediately preceding fiscal quarter that was distributable to such Member based on its Contribution Percentage less the Estimated Distribution Payment for the immediately preceding fiscal quarter actually distributed to such Member.

“Draft Budget” has the meaning set forth in Section 9.3(a).

“Drag-Along Notice” has the meaning set forth in Section 10.6(c).

“Drag-Along Obligation” has the meaning set forth in Section 10.6(a)(ii).

“Drag-Along Proposing Member(s)” has the meaning set forth in Section 10.6(a)(i).

“Drag-Along Purchaser” has the meaning set forth in Section 10.6(a)(i).

“Drag-Along Sale” has the meaning set forth in Section 10.6(a)(i).

“Drag-Along Seller” and “Drag-Along Sellers” have the meanings set forth in Section 10.6(a)(ii).

“Election Notice” has the meaning set forth in Section 10.4(b).

“Estimated Distribution Payment” means with respect to any fiscal quarter of the Company’s operations ending prior to the date of the distribution of proceeds as set forth in Section 11.2(d), the best estimate of Available Cash for such fiscal quarter as determined by the Operator; provided that for every fiscal quarter after the first full fiscal quarter ending after the date of this Agreement, the Estimated Distribution Payment shall be adjusted upward or downward for each Member by the Distribution True-Up Amount and such amount shall be taken into account for such Member with respect to the next Estimated Distribution Payment.

“Excluded Issuance” means any issuance of (a) securities to any Person not a Member or an Affiliate of a Member as consideration in any acquisition, merger or similar business combination or other strategic transaction (such as a joint venture, marketing or distribution arrangement, technology transfer or development agreement) approved in accordance with this Agreement, (b) securities in connection with an Initial Public Offering or (c) securities in connection with any split, distribution or recapitalization of the Company.

“Failed Meeting” has the meaning set forth in Section 5.3(a).

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, as determined in good faith by the Members; in the event Fair Market Value is to be determined pursuant to this Agreement, the Members shall for a period of fifteen (15) days use good faith efforts to agree on Fair Market Value. If the Members cannot agree on the Fair Market Value during such period, the Members will each select a nationally recognized independent investment banking or valuation firm with expertise in valuing oil and gas midstream assets to complete, within twenty-one (21) days, a valuation. Such two valuations will be delivered to the Members at the same time. If the higher of the resulting valuations as determined by such appraisers is not more than 10% greater than the lower of such resulting valuations, then the Fair Market Value will be the average of the two valuations. If such valuations are more than 10% apart, then a third valuation or appraisal firm with expertise in valuing oil and gas midstream assets will be selected by such two appraisers to determine its own valuation on the basis described above (within a corresponding twenty-one (21) day deadline), and the Fair Market Value will be the average of the two of the three valuations that are the closest in value. The foregoing determination of the Fair Market Value shall be final and binding on all parties. Each of the Members shall bear a pro rata portion, in proportion to their Contribution Percentages, of the costs of any appraisers engaged in the foregoing determination of Fair Market Value.

“Fiscal Year” means the fiscal year of the Company, and its taxable year for Federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Members.

“Formation Date” has the meaning set forth in the recitals.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and that, in the case of Company and its consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Company or with respect to Company and its consolidated Subsidiaries may be prepared in accordance with such change.

“Gas Gathering and Compression Agreement” means that certain Gas Gathering and Compression Agreement between Antero Resources Appalachian Corporation and the Company to be entered into at the closing under the AMG Purchase Agreement.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Holdings” means Crestwood Holdings Partners, LLC, a Delaware limited liability company.

“Indebtedness” of any Person means Liabilities in any of the following categories:

(c) Liabilities for borrowed money;

(d) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(e) Liabilities evidenced by a bond, debenture, note or similar instrument;

(f) Liabilities that (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(g) Capital Lease Obligations;

(h) Liabilities arising under conditional sales or other title retention agreements;

(i) Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(j) Indebtedness of others that is secured by a Lien on any asset of such Person, regardless of whether such Indebtedness has been assumed by such Person or is otherwise a Liability of such Person;

(k) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(l) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor or with respect to banker’s acceptances;

(m) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(n) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than ninety (90) days past the incurrence thereof, or if earlier, when due in accordance with its terms.

“Indemnitee” has the meaning set forth in Section 6.1.

“Initial Public Offering” means the closing of an initial public offering and sale of equity interests of the Company (as the Members may cause it to be reorganized in anticipation of such initial public offering) pursuant to an effective registration statement filed with the Securities and Exchange Commission by the Company, other than on Form S-4 or Form S-8 or their equivalent, under the Securities Act.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, awards (including, without limitation, awards of any arbitrator) and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with a lender of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Liquidator” has the meaning set forth in Section 11.2.

“Member” means any Person holding a Membership Interest that has been admitted to the Company as a Member with respect to such Membership Interest.

“Membership Interest” means the limited liability company interest of a Member in the Company, including, depending on the applicable class of Membership Interests, rights to distributions (liquidating or otherwise), allocations, information and to vote, and all other rights, benefits and privileges enjoyed by and all liabilities and obligations imposed upon a Member under the Act, the Certificate, this Agreement or otherwise in its capacity as a Member.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Monthly Report” has the meaning set forth in Section 9.2(b).

“Non-Transferring Member” has the meaning set forth in Section 10.4(a).

“Offered Contribution Percentage” has the meaning set forth in Section 10.4(a).

“Operating Agreement” means the operating agreement between the Company and CMLP governing the development, ownership and operation of the Antero Marcellus Midstream Gathering System, to be in a form of standard Operating Agreement on such terms and conditions as the Members determine prior to the closing of the purchase of the Antero Marcellus Midstream Gathering System pursuant to the AMG Purchase Agreement to be appropriate or necessary.

“Operating Budget” has the meaning set forth in Section 9.3(a).

“Operator” means CMLP or such other Person serving as the Operator under the Operating Agreement.

“Original Agreement” has the meaning set forth in the preamble.

“Other Indemnification Agreement” means one or more certificate or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any

Member or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Parties” means the Members and the Company.

“Permitted Transferee” means with respect to any Members, any of the following: (i) any Affiliate of such Member; (ii) any investor in any investment fund that is an Affiliate of such Member; or (iii) any agent or lender to the Company or its Affiliates under the Credit Facilities in connection with the pledge of any Membership Interests securing any obligations in connection with the Credit Facilities by any such agent or lender or any transferee as the result of the foreclosure of any such pledge or a Transfer or series of Transfers entered into substantially contemporaneously, and in connection, with such foreclosure.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Pre-Emptive Rights Exercise Notice” has the meaning set forth in Section 10.7(a).

“Pre-Emptive Rights Notice” has the meaning set forth in Section 10.7(a).

“Prevailing Election Notice” has the meaning set forth in Section 10.4(c).

“Proceeding” has the meaning set forth in Section 6.1.

“Proposed Sale” has the meaning set forth in Section 10.5(a).

“Proposed Transferee” has the meaning set forth in Section 10.5(b)(i).

“Reclassified Securities” has the meaning set forth in Section 10.9.

“Reorganization” has the meaning set forth in Section 10.9.

“Revised Election Notice” has the meaning set forth in Section 10.4(c).

“Revised Offer Period” has the meaning set forth in Section 10.4(c).

“ROFO Right” has the meaning set forth in Section 10.4(b).

“Sale Notice” has the meaning set forth in Section 10.4(a).

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option or other similar adverse claim or obligation, whether created by operation of Law or otherwise, created by any Person in any of its property or rights.

“Selling Member” has the meaning set forth in Section 10.5(a).

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

“Tag Along Notice” has the meaning set forth in Section 10.5(a).

“Tag Along Offer” has the meaning set forth in Section 10.5(c).

“Tag Along Sale Percentage” has the meaning set forth in Section 10.5(b)(i).

“Tag Along Sellers” has the meaning set forth in Section 10.5(b)(ii).

“Tagging Members” has the meaning set forth in Section 10.5(b)(ii).

“Tax Matters Member” has the meaning set forth in Section 8.3.

“Third Party” means any Person other than a Member, its Affiliates and the Company.

“Transfer” or “Transferred” means, with respect to a Membership Interest, (a) directly or indirectly, a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation, including any pledge or grant of a security interest, (in each case, with or without consideration and whether by operation of Law or otherwise, including, without limitation, by merger or consolidation or upon liquidation or dissolution) of any rights, interests or obligations with respect to all or any portion of such Membership Interest, or (b) a grant or sufferance of a Security Interest on all or any portion of such Membership Interest; provided, however, that changes in ownership in any investment funds Affiliated with or advised by FRC Founders Corporation or any of its Affiliates shall not constitute a Transfer hereunder.

“Transferred Contribution Percentage” has the meaning set forth in Section 10.5(b)(i).

“Transferring Member” has the meaning set forth in Section 10.4(a).

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor regulations).

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article VI of this Agreement.

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility, commercial paper facility or other similar financing arrangement, provided, that when it is incurred it is the intent of the borrower to repay such borrowings within twelve (12) months.

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given.

1.3. Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear.

ARTICLE II

ORGANIZATION; CONTINUATION

2.1. Formation; Continuation. The Company was formed as a Delaware limited liability Company by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date and is being continued pursuant to the terms of this Agreement.

2.2. Name. The name of the Company is “Crestwood Marcellus Midstream LLC” and all business of the Company shall be conducted in that name or such other names that comply with Law as the Members may select from time to time.

2.3. Principal U.S. Office; Registered Office and Registered Agent; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Members may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Members may designate from time to time (which may be within or outside of the State of Delaware), and the Members may designate additional offices, places of business and/or agents from time to time as deemed advisable.

2.4. Purpose. The purposes of the Company are to (a) acquire, own, operate, maintain, and dispose of the Antero Marcellus Midstream Gathering System, (b) prior to the closing under the AMG Purchase Agreement, enter into the definitive agreements contemplated under the “Debt Financing Commitment” (as such term is defined in the AMG Purchase Agreement) to fund a portion of the purchase price to be paid by the Company under the AMG Purchase Agreement at such closing and to make available to the Company funds required to perform the Company’s commitments and obligations under the Gas Gathering and Compression Agreement, (c) take all actions required or necessary to perform its obligations under the Gas Gathering and Compression Agreement, (d) to conduct midstream activities (gathering, treating, dehydration, compression, processing and other activities customarily referred to as midstream activities) within a five (5)-mile radius of the “Dedication Area” (as such term is defined in the Gas Gathering and Compression Agreement) and(e) take all such other actions incidental or ancillary to the foregoing as the Members may determine to be necessary or advisable (the “Business Purpose”). Notwithstanding the foregoing, the Company may engage in any other activity approved by the Members; provided, however, that nothing set forth herein shall authorize the Company to possess any purpose or power or to do any act or thing forbidden by law to be done by a limited liability company formed under the Act or that would jeopardize the limitation of liability afforded to Members under the Act or this Agreement.

2.5. Foreign Qualification. The Members are authorized to cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction. The Members shall execute, acknowledge and deliver such certificates and other instruments, if any, that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.6. Term. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article XI), the term of the Company shall be perpetual.

2.7. No State Law Partnership. Except for federal income tax and applicable state tax purposes, nothing herein shall be construed to create a partnership among the Members, to cause any Member to be a partner or joint venturer of any other Member or authorize any Member to act as general agent for any other Member.

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

3.1. Members. The name of each Member, together with the Capital Contributions made by such Member and the class(es) of Membership Interests and Contribution Percentage of such Member, are set forth on Exhibit A attached hereto. The Members shall cause Exhibit A to be amended from time to time to reflect changes and adjustments resulting from (a) the admission of any new Member, (b) any Transfer of Membership Interests in

accordance with this Agreement or (c) any adjustment to Capital Contributions, Contribution Percentage or class of Membership Interests in accordance with this Agreement (provided, that a failure to reflect such change or adjustment on Exhibit A shall not prevent any otherwise valid change or adjustment from being effective). Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement.

3.2. Membership Interests. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Membership Interests. The Membership Interests may be divided into different classes, and there shall initially be one class of Membership Interests, Class A Interests, which shall be represented by each Member’s Contribution Percentage. The Membership Interests authorized hereunder shall not be certificated unless the Members approve otherwise, and if so approved such certificates shall be in such form and shall contain such legends as the Members shall determine to be necessary or appropriate. A Member may own one or more classes of Membership Interests, and the ownership of one class of Membership Interests shall not affect the rights, privileges, preferences or obligations of a Member with respect to the other class(es) of Membership Interests owned by such Member. Any reference herein to a holder of a class of Membership Interests shall be deemed to refer to such holder only to the extent of his ownership of such class of Membership Interests.

3.3. Capital Contributions. (a) At or prior to the closing of the purchase by the Company of the Antero Marcellus Midstream Gathering System pursuant to the AMG Purchase Agreement, each of the Members shall contribute to the Company the Closing Capital Contribution in such amount as is set forth opposite the name of such Member in Exhibit A. If after such closing under the AMG Purchase Agreement the Operator determines that additional Capital Contributions from the Members are required to fund the Company’s operations (taking into account funds available under the Company’s agreements with lenders and other funding sources), the Operator shall issue requests for Capital Contributions from time to time and in such amounts. The Operator shall issue a request for Capital Contributions by delivering to the Members a written notice specifying (i) the aggregate amount of the Capital Contribution and each Member’s share thereof, (ii) the date by which such Capital Contribution is required to be funded, which shall, unless waived by the Member, be not less than fifteen (15) Business Days after delivery of such notice and (iii) wiring instructions for the depository institution and account into which such Capital Contribution shall be made. No Member shall be permitted to make any Capital Contributions to the Company other than pursuant to a request for Capital Contributions pursuant to this Section 3.3(a).

(b) Each Member will have the option, but will not be obligated to, contribute a portion of any additional Capital Contributions requested by the Operator in an amount equal to the product of the total amount so requested multiplied by the Contribution Percentage of such Member immediately prior to such request. If any Member does not contribute all or any portion of any such requested additional Capital Contribution, the other Members who contribute all of such requested additional Capital Contribution may, but shall not be obligated to, contribute, on a pro rata basis in proportion to the Contribution Percentage of such other Members, the share of the additional Capital Contribution that such Member elected not to make. The Contribution Percentages of the Members shall be adjusted thereafter to reflect the relative Capital Contributions of the Members (and, for the avoidance of doubt, the Contribution Percentage, as so adjusted, of each Member shall be used to determine the portion of the next additional Capital Contributions such Member has the option to make as provided herein). The adjustment to the Contribution Percentages of the Members shall reflect the Capital Contributions made by all of the Members, the additional Capital Contributions made by the Members and any other relevant factors as all of the Members determine. Any such final determination of the Contribution Percentages shall be made by all of the Members. If all of the Members make additional Capital Contributions in accordance with their respective Contribution Percentages, there shall be no adjustment to the Contribution Percentages.

(c) No interest shall accrue or be paid on any capital contributed to the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed to the Company by such Member, except as otherwise specifically provided for in this Agreement. Loans by a Member to the Company shall not be considered Capital Contributions.

(d) Unless otherwise approved by the Members, all Capital Contributions shall be made in cash. To the extent that, with such approval of the Members, any subsequent Capital Contribution is made in the form of Contributed Property, any costs or expenses associated with the transfer, assignment, conveyance or recordation of such Contributed Property, including any taxes in respect thereof, shall be borne by the Member making such contribution, and any such costs or expenses, whether paid directly by the Member or reimbursed to the Company, shall not be deemed Capital Contributions.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations. All items of income, gain, deduction, loss and credit shall be allocated among the Members as provided in Exhibit B attached hereto.

4.2. Distributions.

(a) Not later than 12:00 noon Houston, Texas time on the final Business Day of each full fiscal quarter ending after the date of this Agreement, an amount equal to one hundred percent (100%) of the Estimated Distribution Payment with respect to such fiscal quarter shall be distributed to the Members. The record date with respect to each such distribution, unless changed by all of the Members, shall be the last day of the calendar month immediately preceding the final calendar month of the current quarter, and the payment date for such distribution shall be not later than the final Business Day of such quarter, and each such distribution shall be made to the holders of record of the applicable Contribution Percentage on such record date. With respect to distributions of property other than cash, the value of such property shall be determined as provided in the definition of “Fair Market Value.”

(b) Any distribution pursuant to Section 4.2(a) of the Estimated Distribution Payment or property shall be divided among the Members pro rata in proportion to the Contribution Percentage of each such Member.

4.3. Withholding. To the extent that any provisions of applicable Law of any federal, state, local or foreign taxing jurisdiction require, each Member will submit an agreement indicating that the Member will make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member’s income and any interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold from any distribution to such Member and pay over to such taxing jurisdiction the amount of tax, penalty and interest determined under any provisions of applicable Law of the taxing jurisdiction with respect to such income. The portion of any such distribution withheld and paid over to the taxing jurisdiction will be treated for all purposes hereunder as if such amount was actually distributed to the particular Member otherwise entitled to receive such amount. To the extent that the laws of any taxing jurisdiction do not require tax withholding, the Company may pay over to a Member the amount of tax, penalty and interest determined under the laws of such taxing jurisdiction with respect to such income; provided, however, that a Member receiving such amounts agrees to accept responsibility for paying over such amounts to the taxing jurisdiction together with any interest, penalties and other fees thereon.

ARTICLE V

MANAGEMENT OF THE COMPANY

5.1. Management by Members. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members, according to this Article V. No Member in his or her individual capacity as such shall have the authority to bind the Company, unless the Members have authorized such action according to this Article V. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement, the Members shall have (subject to the Act and all consent rights and other limitations in this Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. Subject to Section 5.4, the Members acknowledge that the day-to-day management and operation of the Company has been delegated to the Operator pursuant to the Operating Agreement.

5.2. Meetings of the Members.

(a) Regular meetings of the Members shall be held at such times or places as may be determined by the Members. Special meetings of the Members may be called by any of the Members.

(b) Notice of the time and place of any regular meeting of the Members shall be in accordance with the meeting schedule approved by the Members or by providing notice at least ten (10) days but no more than thirty (30) days prior to the meeting. Special meetings of the Members may be called by providing at least three (3) days notice prior to the meeting. Written notice of meetings of the Members, including the purpose of the meeting, shall be given to each Member with the notice of the meeting. Any Member may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting as not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Members, need be specified in the waiver of notice of such meeting. Notice may be given by electronic mail to an electronic mail address provided in writing by a Member, by facsimile to a facsimile number provided in writing by a Member, by personal delivery or by national reputable courier service such as Federal Express or United Parcel Service to an address specified in writing by a Member.

(c) The Members may adopt whatever rules and procedures relating to its activities as they may deem appropriate, provided, that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement, and provided further, that such rules and regulations shall permit Members to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.

5.3. Quorum and Voting.

(a) At all meetings of the Members, the presence or representation by all of the Members shall be necessary and sufficient to constitute a quorum of the Members for the transaction of business; provided, however, that if notice of a meeting of the Members is properly given and a quorum of Members is not present or represented at such meeting (such a meeting, a “Failed Meeting”), any of the Members present for such meeting may, at any time with 10 Business Days thereafter, give notice in accordance with Section 5.2 of a special meeting to be held to consider any or all of the matters that were to be presented or discussed at the Failed Meeting and the presence or representation by proxy of Members holding a majority of the Contribution Percentage shall be necessary and sufficient to constitute a quorum of the Members for the transaction of business at such reconvened meeting.

(b) Each Member shall have a vote with respect to actions and approvals of the Members equal to its Contribution Percentage. Except as otherwise provided herein (including the matters specified in Section 5.4, which shall require unanimous approval of the Members as specified therein), all actions and approvals of the Members shall be approved and passed at a meeting at which a quorum is present by Members holding a majority of the Contribution Percentage.

(c) Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other, and all meetings of the Members shall provide for Members not physically at such meeting to so participate.

(d) Any action required or permitted to be taken at any meeting of the Members, other than any action requiring unanimous approval of the Members, may be taken without a meeting, if taken by the Members holding a majority of the Contribution Percentages. Notice of any such proposed action shall be given to all Members at least two (2) days prior to such approval being effective.

(e) Any action required or permitted to be taken at any meeting of the Members, with respect to any action requiring unanimous approval of the Members, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, are signed by all of the Members. Each written consent shall bear the date and signature of each Member who signs the consent.

5.4. Decisions Requiring Unanimous Approval of the Members. Notwithstanding any other provision of this Agreement to the contrary, and in addition to any other matters under this Agreement or applicable Law which require the unanimous approval of the Members, the following actions shall require, and no officer, employee, agent or representative of the Company shall approve or take any of the following actions with respect to the Company or its Subsidiaries without first having received, written approval by each of the Members:

(a) obligate or cause the Company or its Subsidiaries to acquire (by purchase, merger or otherwise) the assets, operation or business of any Person other than the acquisition of the Antero Marcellus Midstream Gathering System pursuant to the AMG Purchase Agreement;

(b) the approval of the Capital Budget or Operating Budget or the incurrence of any increase in the expenditures incurred in any calendar year which increase or increases collectively earned ten percent (10%) of the aggregate amount of the applicable calendar year’s Capital Budget or Operating Budget;

(c) obligate or cause the Company or its Subsidiaries to change the Business Purpose;

(d) obligate or cause the Company or its Subsidiaries to enter into any transaction with any Affiliate (other than in accordance with the Operating Agreement or Capital Contributions in accordance with Section 3.3);

(e) amend or modify the Operating Agreement or the Gas Gathering and Compression Agreement;

(f) the appointment or removal of any officer, the delegation or change of any authority to such officer and the compensation paid to such officer;

(g) obligate or cause the Company or its Subsidiaries to take action that would breach or violate the Gas Gathering and Compression Agreement;

(h) obligate or cause the Company or its Subsidiaries to dispose of assets for value exceeding $5.0 million in the aggregate;

(i) obligate or cause the Company or its Subsidiaries to issue any equity securities of the Company or its Subsidiaries or any warrants, options or rights convertible into, exercisable for or exchangeable for equity securities of the Company or its Subsidiaries, or admit any person as a new Member of the Company or an equity owner of its Subsidiaries;

(j) any amendment, modification, renewal, extension or replacement of the Company’s credit facility or other agreements with the Company’s lenders if it includes a restriction on the Company’s ability to distribute its Available Cash that is more restrictive than the provision included in the definitive agreements to be entered into by the Company prior to the closing under the AMG Purchase Agreement as contemplated by the “Debt Financing Commitment” (as such term is defined in the AMG Purchase Agreement);

(k) any amendment or modification of this Agreement;

(l) initiate or settle any litigation or claims for any amounts in excess of $5 million;

(m) enter into any agreement or contract with a primary term of more than three (3) years if such obligation exceeds $5 million in revenue or expenses for such contract period;

(n) incur any debt or guaranty on behalf of the Company or its Subsidiaries in excess of $5 million or grant any security interest on the assets of the Company or its Subsidiaries with respect to such obligation in excess of such amount;

(o) approve any Transfer by a Member of all or any portion of its Membership Interest other than in accordance with Section 10.2;

(p) cause the Company to declare bankruptcy or dissolve;

(q) change the record date for quarterly cash distributions as provided in Section 4.2;

(r) adopt or change accounting policies other than as necessary to be consistent with GAAP and Regulation S-K of the Securities Act; or

(s) cause the Company to be treated as other than a partnership for federal income tax purposes, making any tax election or causing any increase in the percentage of non-qualifying income as determined pursuant to Code Section 7704(d).

5.5. Officers.

(a) The Members may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority to perform such duties as the Members may, from time to time, delegate to them. The officers appointed by the Members shall report to the Members as requested from time to time. The Members may assign titles to particular officers. Unless the Members decide otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties specified by the Members and those that are normally associated with that office. Each officer shall hold office until his successor is duly designated and qualified or until his death, resignation or removal in the manner provided herein. Any number of offices may be held by the same person.

(b) Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Members. Any officer may be removed as such, either with or without cause, by the Members. Any vacancy occurring in any office of the Company may be filled by the Members.

5.6. Discharge of Duties; Reliance on Reports. Each Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Members. The Members may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Members reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

5.7. Compensation and Reimbursement. The Members shall not receive from the Company any compensation for managing the affairs of the Company. Members shall be reimbursed by the Company for all of the Members’ reasonable business expenses relating to the Company, provided, that any reimbursed expenses are properly substantiated by the Member.

ARTICLE VI

INDEMNIFICATION; EXCULPATION

6.1. Right to Indemnification. Subject to the limitations and conditions as provided herein or by Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company or Affiliate thereof or any of their respective representatives or an officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, manager, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (each an “Indemnitee”), shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 6.1 if the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.

6.2. Indemnification of Officers, Employees (if any) and Agents. The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 6.1, including current and former employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee (if any) benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VI.

6.3. Advance Payment. Any right to indemnification conferred in this Article VI shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Sections 6.1 and 6.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

6.4. Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VI in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

6.5. Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which a Person indemnified pursuant to Sections 6.1 and 6.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise.

6.6. Insurance. The Company (or one of its Affiliates) shall maintain insurance (including directors’ and officers’ insurance), at its expense, to protect each Indemnitee, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify any such Person against such expense, liability or loss under the Act. Such insurance shall cover such risks and be on such terms and in such amounts as the Members shall from time to time determine to be necessary or appropriate.

6.7. Member Notification. To the extent discretionary to the Company, the Members shall approve or disapprove of indemnification or advancement of expenses under this Article VI. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VI shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members meeting or with or before the next submission to the Members of a consent to action without a meeting and, in any case, within the twelve (12) month period immediately following the date the indemnification or advance was made.

6.8. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by Laws.

6.9. Scope of Indemnity. For the purposes of this Article VI, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VI shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

6.10. Other Indemnities.

(a) The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith and any obligation on the part of any Indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such Indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and any Person makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

(b) The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Indemnitees under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Indemnitee in connection with any Proceedings to the extent such amounts expended by such other Person are on account of any Unpaid Indemnity Amounts.

6.11. Fiduciary Duties. To the fullest extent permitted by Law, none of the Members shall owe any fiduciary or similar duty or obligation whatsoever to the Company, any other Member or other holder of Membership Interests, except the duty of good faith and fair dealing or as required by any provisions of applicable Law that cannot be waived. Subject to the foregoing, the Company and the Members acknowledge and agree that each Member may decide or determine any matter subject to the Member’s approval hereunder in the sole and absolute discretion of such Member, it being the intent of all Members that such Member have the right to make such decision or determination solely on the basis of the interests of such Member. The Company and the Members agree that any claims against, actions, rights to sue, other remedies or recourse to or against any Member for or in connection with any such decision or determination by such Member, whether arising in common law or equity or created by rule of Law, contract (including this Agreement) or otherwise, are in each case (except as set forth above) expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition to and as part of the condition for the execution of this Agreement and the undertaking to incur the obligations provided for in this Agreement. To the extent that, at law or in equity, a Member owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Membership Interests pursuant to applicable Law, such duty is hereby eliminated to the fullest extent permitted pursuant to Section 18-1101(c) of the Act, it being the intent of the Members that to the extent permitted by Law and except to the extent set forth in this Section 6.11 or expressly specified to the contrary elsewhere in this Agreement, no Member shall owe any duties of any nature whatsoever to the Company, the other Members or other holder of Membership Interests, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. Nothing herein is intended to create a partnership (other than for federal and state income tax purposes), joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

ARTICLE VII

OUTSIDE BUSINESS AND OPPORTUNITIES.

7.1. Permitted Activities. (a) Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and its Subsidiaries as conducted from time to time or as expected to be conducted from time to time. The Company and the Members agree that any involvement, engagement or participation of the Members and their respective Affiliates in any such investments, transactions and businesses, even if competitive with the Company and its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law so long as Confidential Information is not used or made available by any Member or its Affiliates in violation of Section 13.7 in connection with or for use in such investments, transactions or businesses. The Company and each Member hereby renounce any interest, expectancy, co-participation rights or other rights in or to any business opportunity, transaction or other matter in which any Member or its Affiliates participates or seeks to participate (each, a “Business Opportunity”) other than to the extent a Business Opportunity constitutes Confidential Information. Each of the Company and the Members hereby acknowledge and agree that the Company has no interest, expectancy, co-participation rights or other rights in or to any Business Opportunity that is not within the Business Purpose of the Company. None of the Members or their respective Affiliates shall have any obligation to communicate or offer any Business Opportunity to the Company, and the Members and their respective Affiliates may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Business Opportunity.

(b) Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member or its Affiliates for or in connection any such investment activity, Business Opportunity or other transaction activity or other matters described in Section 7.1(a), whether arising in common law or equity or created by rule of Law, contract or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law.

(c) Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the Members and their respective Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies and sources in connection with the activities and transactions described in Section 7.1(a) or otherwise. Each of the Company and the Members hereby agrees that (i) none of the Members or their respective Affiliates has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or furnish to the Company or any Member any such confidential information; and (ii) any claims against, actions, rights to sue, other remedies or other recourse to or against any Member or its Affiliates for or in connection any such failure to use or furnish such confidential information, whether arising in common law or equity or created by rule of Law, contract or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by Law.

ARTICLE VIII

TAXES

8.1. Tax Returns. The Company shall cause to be prepared and filed all necessary federal and state tax returns for the Company, including making the elections described in Section 8.2. Upon written request by the Company, each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

8.2. Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the accrual method of accounting;

(b) to use the calendar year as the taxable year;

(c) an election pursuant to Section 754 of the Code;

(d) to elect to deduct and/or amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(e) to elect to deduct and/or amortize the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(f) any other election approved by all of the Members.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election pursuant to Treasury Regulation section 301.7701-3(c) or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3. Tax Matters Member. The “Tax Matters Member” of the Company pursuant to section 6231(a)(7) of the Code shall be Crestwood Marcellus Pipeline LLC or as selected by all of the Members. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by sections 6222 through 6231 of the Code without the consent of the Members, but this sentence does not authorize the Tax Matters Member to take any action left to the determination of an individual Member under sections 6222 through 6231 of the Code. The Tax Matters Member shall provide any Member, upon request, access to all accounting and tax information, workpapers and schedules related to the Company. Without the consent of the Members, the Tax Matters Member shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company.

8.4. Texas Franchise Tax Sharing Agreement. If Texas Law requires Holdings or CMLP and the Company to participate in the filing of a Texas franchise tax combined group report, the Members agree that the Company shall promptly reimburse Holdings or CMLP, as applicable, for the franchise tax paid on behalf of the Company as a combined group member. The franchise tax paid on behalf of the Company shall be equal to the franchise tax that the Company would have paid if it had computed its franchise tax liability for the report period on a separate entity basis rather than as a member of the combined group. The Members agree that Holdings or CMLP, as applicable, may deduct for federal income tax purposes 100% of the Texas franchise tax attributable to the Company and paid by Holdings or CMLP, as applicable, and that the Company’s reimbursement obligation shall be limited to the after-tax cost of the Texas franchise tax attributable to the Company and paid by Holdings or CMLP, as applicable, computed based on the highest marginal federal tax rate applicable to corporations.

ARTICLE IX

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1. Maintenance of Books. The Company shall keep books and records of accounts (including a list of the names, addresses, Capital Contributions and Membership Interests of all Members) and shall keep minutes of the proceedings of its Members at its registered office or principal place of business, or at the office of its transfer agent or registrar. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement and GAAP, except that the Capital Accounts of the Members shall be maintained in accordance with Exhibit B. The accounting year of the Company shall be the Fiscal Year.

9.2. Financial Statements and Reports. The Company shall provide the Members with the following information:

(a) As soon as available, but not later than thirty (30) days prior to the commencement of each Fiscal Year (provided, that if the Budget has not been approved by such date in accordance with the provisions of this Agreement, two (2) Business Days following such approval) for each Fiscal Year, if the Members have elected to have a Budget prepared, the Budget;

(b) As soon as available, but not later than thirty-five (35) days after the end of each calendar month commencing the month including the date of this Agreement (and including the last calendar month of each Fiscal Year), the Company will provide the Members a monthly report (the “Monthly Report”) that will include the following information (i) an operating statement and report of financial condition of the Company for such monthly period and the year-to-date, which report shall include a summary unaudited balance sheet and the related unaudited statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for such periods, (ii) a reconciliation report setting forth any material discrepancies or variances between (x) amounts included in the operating statement and/or report of financial condition of the Company for such monthly period and the year-to-date and (y) the budgeted or projected amounts, as reflected in the Budget, for the corresponding periods to which such amounts relate, (iii) a summary description of the business activities that took place during such period along with the operating and financial performance of the Company for such monthly period and the year to date, including an explanation of any material discrepancies or variances described in the preceding clause, and (iv) such other information as the Members shall reasonably request;

(c) As soon as available, but not later than sixty (60) days after the end of each calendar quarter commencing with the quarter ending March 31, 2012 (including each calendar quarter ending December 31), the Company will provide the Members with an unaudited balance sheet and the related unaudited statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries as of the end of such immediately preceding calendar quarter setting forth in each case, to the extent applicable, in comparative form the figures for the corresponding periods of the previous Fiscal Year in reasonable detail, in each case, prepared in accordance with GAAP;

(d) As soon as available, but not later than one hundred twenty (120) days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2012), the Company will provide the Members with an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related audited consolidated statements of income, retained earnings and cash flows of the Company and its consolidated Subsidiaries for the Fiscal Year then ended, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of an independent public accountants of nationally recognized standing;

(e) No less than thirty (30) days prior to the submission to the Internal Revenue Service by the Company, the Company will provide to the Members for their comment and consent a draft copy of the Company’s Form 1065, U.S. Return of Partnership Income and any changes thereto reasonably requested by any Member shall be made; the Company will not file any such tax return until approved by the Members, and appropriate extension of time to file shall be obtained in order to cause each such return not to be delinquent;

(f) The Company shall deliver to each of its Members the following schedules and tax returns: (i) within seventy (70) days (as such time period may be extended in accordance with any timely filed extensions to file tax returns at the election of the Company) after the Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information to date, and (ii) not less than thirty (30) days prior to the due date, including extensions, for the filing of the Company’s federal information return for the immediately preceding taxable year, a final Schedule K-1, along with copies of all other federal income tax returns or reports filed by the Company for the previous year, as may be required as a result of the operations of the Company, and a schedule of Company book tax differences for the immediately preceding tax year; and

(g) The Company will provide the Members with such other monthly financial and operating information as any Member may reasonably request, as well as engineering and other data with respect to the Company’s facilities and equipment and operating expenditures and Capital Expenditure forecasts as any Member may reasonably request, subject to contractual confidentiality or other restrictions to which the Company is bound.

9.3. Budgets.

(a) Annual Budgets. At the election of the Members, the operating expenditures and Capital Expenditures to be made by the Company for each Fiscal Year shall be set forth in a proposed budget (a “Draft Budget”), which Draft Budget shall be prepared in the manner specified below and shall be submitted to the Members for their review and evaluation and, subject to any revisions or modifications determined to be appropriate, such Draft Budget, as so revised or modified, shall be adopted and approved by the Members (as so adopted and approved, the “Budget”, including the “Operating Budget” in respect of operating expenditures and the “Capital Budget” in respect of Capital Expenditures). If the Members elect to have a Budget prepared, each Budget shall be prepared and approved or disapproved by the Members in the following manner:

(i) The officers of the Company working together with CMLP in its capacity as the operator under the Operating Agreement, shall prepare and submit for approval of the Members a Draft Budget estimating the operating expenditures and Capital Expenditures that will be incurred during the next succeeding Fiscal Year in connection with the conduct of the Company’s business, including the development and operation of the Antero Marcellus Midstream Gathering System and the performance by the Company of its commitments and obligations under the Gas Gathering and Compression Agreement and shall take into account operating and Capital Expenditures in respect of the Company’s assets and operations that are the subject of a contract obligating the Company or any of its Subsidiaries to expand or enhance same or to purchase, sell or otherwise dispose of any assets of the Company. The Draft Budget shall itemize the costs estimated in the Budget by such individual line items as are reasonably requested by the Members. Within a reasonable period of time after the execution of this Agreement (but in no event more than thirty (30) days), and no later than forty-five (45) days before the first day of each subsequent Fiscal Year commencing thereafter, the officers of the Company shall submit a Draft Budget for the applicable Fiscal Year. The Members of the Company shall meet with the officers of the Company and CMLP concerning the Draft Budget and such officers working together with CMLP shall make such revisions or modifications to the Draft Budget as may be requested by the Members.

(ii) Within fifteen (15) days following receipt of a Draft Budget, the Members shall approve or disapprove a Draft Budget for the applicable Fiscal Year. Other than for the 2012 Fiscal Year, if the Members have failed to approve a Draft Budget by the commencement of a Fiscal Year, then, until the Members have approved a Budget for such Fiscal Year, the Company is authorized to incur costs and expenses incurred in the ordinary course of business, costs and expenses to the extent incurred pursuant to the contractual obligations of the Company and its Subsidiaries and other costs and expenses approved as provided in this Agreement.

9.4. Accounts. The officers or designated Members of the Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Members may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement. The officers of the Company may invest the Company funds only in (a) readily marketable securities issued by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States maturing within three (3) months or less from the date of acquisition, (b) readily marketable securities issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, maturing within three (3) months or less from the date of acquisition and rated “A” or better by any recognized rating agency, (c) readily marketable commercial paper rated “Prime 1” by Moody’s or “A1” by S & P’s (or comparably rated by such organizations or any successors thereto if the rating system is changed or there are such successors) and maturing in not more than three (3) months after the date of acquisition or (d) certificates of deposit or time deposits issued by any incorporated bank organized and doing business under the Laws of the United States of America which is rated at least “A” or “A2” by S & P’s or Moody’s, which is not in excess of federally insured amounts, and which matures within three (3) months or less from the date of acquisition.

9.5. Accountants. The Members shall annually engage an independent nationally-recognized firm of independent certified public accountants for the Company (the “Accountants”) (commencing with the Fiscal Year ending December 31, 2012). The Accountants shall perform an audit of the Company’s financial statements for each Fiscal Year. The Members shall have the authority at any time to remove the Accountants and to select replacement Accountants, which in all cases shall be an independent nationally-recognized firm of independent certified public accountants.

ARTICLE X

TRANSFERS OF MEMBERSHIP INTERESTS; INITIAL PUBLIC OFFERING

10.1. Restrictions on Transfer. No Member may Transfer all or any portion of its Membership Interests other than in accordance with the provisions of this Article X. Any purported Transfer of all or any portion of a Membership Interest that is not made in accordance with the provisions of this Article X shall be null and void and of no effect whatsoever; provided, however, that if the Company is required by a legal authority of competent jurisdiction to recognize a Transfer of a Membership Interest that is not made in accordance with the provisions of this Article X, the rights of the holder of the transferred Membership Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interest and the obligations of the holder of the transferred Membership Interest shall be the same as the obligations of the transferor with respect to the transferred Membership Interest. To the fullest extent permitted by applicable Laws, in the case of a Transfer or attempted Transfer of a Membership Interest that is not made in accordance with the provisions of this Article X, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all losses, costs, liability and damages that any of such indemnified Persons may incur (including incremental tax liability and reasonable attorney’s fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.2. Permitted Transfers. Subject to Section 10.3 and Section 10.4, a Member may Transfer all or any portion of its Membership Interests only (a) pursuant to the exercise of a Tag-Along Right in accordance with Section 10.5, (b) subject to a Drag-Along Obligation in accordance with Section 10.6 or (c) to a Permitted Transferee; provided that (A) any pledge or grant of security interest to a Permitted Transferee under clause (iii) of the definition of Permitted Transferee shall not be subject to the requirements of Section 10.3 through Section 10.9 and (B) any other Transfer to a Permitted Transferee under clause (iii) of the definition of Permitted Transferee shall not (1) be subject to the requirements of Section 10.4 through Section 10.6 or (2) constitute a Drag-Along Sale; for the avoidance of doubt, if a Permitted Transferee under clause (iii) of the definition of Permitted Transferee Transfers any Membership Interests (other than to another such Permitted Transferee), then such Transfers shall be subject to the requirements of Section 10.4 through Section 10.6.

10.3. Conditions to Transfer. Any Transfer of Membership Interests pursuant to Section 10.2 may be made only if the Members shall have received an executed written joinder agreement of the transferee, in form and substance satisfactory to all of the non-Transferring Members, whereby the transferee agrees to be bound by all of the terms and conditions of this Agreement applicable to Members and the applicable transferor and, unless waived by all of the non-Transferring Members, the Members shall have received an opinion of counsel, in form and substance satisfactory to all of the non-Transferring Members, to the effect that (A) such Transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred; (B) such Transfer would not cause the Company to be considered a publicly traded partnership under Code Section 7704(b); (C) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; (D) such Transfer would not require the Company to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended; and (E) such Transfer would not cause a termination of the Company for federal income tax purposes.

10.4. Right of First Offer.

(a) In addition and subject to the restrictions contained in the other provisions of this Article X, if a Member (in its capacity as such, a “Transferring Member“) desires to Transfer all or a portion of its Membership Interest (as represented by its Contribution Percentage) (“Offered Contribution Percentage“) other than pursuant to a Permitted Transfer, then the Transferring Member shall deliver written notice (a “Sale Notice“) to each other Member (any such Member receiving a Sale Notice hereunder, a “Non-Transferring Member“) setting forth the Contribution Percentage that the Transferring Member proposes to Transfer.

(b) Each Non-Transferring Member shall have a right but not an obligation (such right, a “ROFO Right“) to make an all-cash offer to purchase all of the Offered Contribution Percentage from the Transferring Member. To the extent a Non-Transferring Member desires to exercise the ROFO Right, such Non-Transferring Member shall, within fifteen (15) days after the receipt of the Sale Notice, deliver a notice to the Transferring Member setting forth the price at which the Non-Transferring Member desires to purchase the Offered Contribution Percentage and any terms and conditions of the purchase (such notice, the “Election Notice”). Failure of a Non-Transferring Member to deliver a timely Election Notice shall constitute an election by such Non-Transferring Member not to exercise the ROFO Right.

(c) If only one Election Notice is received, the Transferring Member shall, within fifteen (15) days after receiving such Election Notice, accept or reject the Election Notice by delivering a written notice to the Non-Transferring Member that delivered the Election Notice. In the event that more than one Election Notice is received, the Transferring Member shall select in good faith the Election Notice offering the highest cash consideration (the “Prevailing Election Notice”) and shall provide a written notice to all Non-Transferring Members that delivered an Election Notice setting forth the material terms the Prevailing Election Notice (including the amount of consideration offered for the Offered Contribution Percentage). Any such Non-Transferring Member shall have ten (10) days from the receipt of the notice setting forth the material terms of the Prevailing Election Notice (the “Revised Offer Period”) to submit a revised Election Notice (a “Revised Election Notice”); provided, that the Non-Transferring Member that submitted the Prevailing Election Notice may deliver a conditional Revised Election Notice that will become effective only if another Non-Transferring Member delivers a Revised Election Notice offering higher cash consideration than the Prevailing Election Notice. At the end of the Revised Offer Period, the Transferring Member shall select the Election Notice or Revised Election Notice offering the highest cash consideration and such Election Notice or Revised Election Notice shall thereafter become the Prevailing Election Notice. Within fifteen (15) days after the end of the Revised Offer Period, the Transferring Member shall accept or reject the Prevailing Election Notice by delivering a written notice to the Non-Transferring Member that delivered the Prevailing Election Notice.

(d) If a Transferring Member accepts an Election Notice or Revised Election Notice as contemplated in Section 10.4(b) or 10.4(c), as the case may be, then the Transferring Member shall negotiate in good faith and use commercially reasonable efforts to (i) enter into customary definitive documentation for the sale of the Offered Contribution Percentage (that contains customary representations and warranties, covenants and indemnities) on the terms and conditions set forth in the Election Notice or Revised Election Notice and (ii) consummate the sale of the Offered Contribution Percentage as soon as practicable and, in any event, no more than thirty (30) days after having received notice of the acceptance of the offer, which may be extended to the extent necessary to secure required governmental approvals.

(e) If no Non-Transferring Member delivers an Election Notice, or if the Transferring Member rejects all Election Notices or Revised Election Notices received by the Transferring Member as contemplated in Section 10.4(b) or 10.4(c), as the case may be, then, for a period of one-hundred twenty (120) days from the date the Transferring Member sends the applicable Non-Transferring Member written notice rejecting the Election Notice or Revised Election Notice, or if no Election Notices were received, from the date that is the fifteenth (15th) day following the delivery of the Sale Notice, the Transferring Member may Transfer the Offered Contribution Percentage to a Third Party for cash consideration greater than the cash consideration set forth in the Election Notice or Revised Election Notices. For the avoidance of doubt, if a Transferring Member does not effect the Transfer of the Offered Contribution Percentage within such one hundred twenty (120) day period, then any Transfer shall again be subject to the provisions of this Section 10.4.

(f) If any Transfer is proposed to be made to a Third Party pursuant to the foregoing provisions of this Section 10.4, the Company shall (i) permit the Proposed Transferees selected by the Transferring Member, after executing a confidentiality agreement in such form as shall be reasonably acceptable to the Members, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition and results of operations, (ii) cooperate in allowing Proposed Transferees to visit the offices of the Company and (iii) make available the officers and technical personnel of the Company for the purpose of making presentations to such Proposed Transferees and answering questions posed by them, who shall provide reasonable cooperation during normal business hours and upon reasonable advance notice, and at such Transferring Member’s sole cost and expense.

10.5. Tag-Along Rights.

(a) If a Member (a “Selling Member”) proposes to Transfer all or any portion of its Membership Interests to a Third Party purchaser (other than Transfers pursuant to Section 10.6) (a “Proposed Sale”), then the Selling Member shall furnish to each other Member a written notice of such Proposed Sale (the “Tag Along Notice”) and provide them the opportunity to participate in such Proposed Sale on the terms described in this Section 10.5.

(b) The Tag Along Notice will include:

(i) the material terms and conditions of the Proposed Sale, including (A) the amount of the Contribution Percentage attributable to the Membership Interest proposed to be so Transferred (the “Transferred Contribution Percentage”), (B) the name of the proposed Transferee (the “Proposed Transferee”), (C) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Selling Member will provide a good faith estimate of the Fair Market Value of such non-cash consideration and such information, to the extent reasonably available to the Selling Member, relating to such non-cash consideration as the other Members may reasonably request in order to evaluate such non-cash consideration), (D) the proposed Transfer date, if known, which date shall not be less than thirty (30) Business Days after delivery of such Tag Along Notice, and (E) the percentage that the Transferred Contribution Percentage bears to the Contribution Percentage attributable to the entire Membership Interest of the Selling Member (the “Tag Along Sale Percentage”); and

(ii) an invitation to each other Member (the other Members who elect to make such an offer being “Tagging Members”, and, together with the Selling Member, the “Tag Along Sellers”) to include in the Proposed Sale a portion of its Membership Interests represented by percentage, not to exceed the Tag Along Sale Percentage, of its Contribution Percentage attributable to its entire Membership Interests. The Selling Member will deliver or cause to be delivered to each Tagging Member copies of all transaction documents relating to the Proposed Sale (including any drafts of the same) as promptly as practicable after the same become available.

(c) Each Tagging Member must exercise the tag-along rights provided by this Section 10.5 within twenty (20) Business Days following delivery of the Tag Along Notice by delivering a notice (the “Tag Along Offer”) to the Selling Member indicating its desire to exercise its rights hereunder and specifying the percentage of its Contribution Percentage attributable to its entire Membership Interests it desires to Transfer (such percentage not to exceed the Tag Along Sale Percentage). Each Tagging Member who does not make a Tag Along Offer within twenty (20) Business Days following delivery of the Tag Along Notice shall be deemed to have waived such Tagging Member’s rights under this Section 10.5 with respect to such Proposed Sale, and the Tag Along Sellers shall thereafter be free to Transfer the Membership Interests to the Proposed Transferee on terms and conditions which are not more favorable to the Selling Member than those set forth in the Tag Along Notice. Each Tagging Member shall agree to make to the Proposed Transferee the same representations and warranties, covenants (excluding any covenants that pertain to the particular capabilities or circumstances of the Selling Member or its Affiliates) and indemnities as the Selling Member agrees to make in connection with the Proposed Sale; provided, that (v) any liabilities or indemnities for which a Tagging Member may be responsible shall be on a several, and not joint, basis, (w) no Tagging Member shall be liable for the breach of any covenant by any other Selling Member, Tagging Member or other participating Person(s), and no Selling Member shall be liable for the breach of any covenant by any Tagging Member, (x) in no event shall a Selling Member or Tagging Member be required to make representations and warranties or provide indemnities as to any other Member, (y) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations (including escrow/holdback arrangements) regarding the business of the Company in connection with the Proposed Sale shall be shared by all Tagging Members and the Selling Member pro rata in proportion to the Contribution Percentage attributable to the Membership Interests being Transferred by each of those Members and (z) in no event shall a Tagging Member be responsible for any liabilities or indemnities in connection with such Proposed Sale in excess of the proceeds received by such Tagging Member in the Proposed Sale.

(d) The offer of each Tagging Member contained in such Tagging Member’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Tagging Member shall be bound and obligated to Transfer in the Proposed Sale the Membership Interests set forth in the Tag Along Offer pursuant to Section 10.5(b). If the aggregate Membership Interests which the Tag Along Sellers desire to include in the Proposed Sale exceed the aggregate Membership Interests which the Proposed Transferee desires to purchase, then the Membership Interests being sold by the Tag Along Sellers shall be correspondingly reduced pro rata in accordance with the Contribution Percentage attributable to the Membership Interests proposed to be included by each Tag Along Seller.

(e) If any Tagging Member exercises its rights under this Section 10.5, the closing of the purchase of the Membership Interests with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Member’s Membership Interests to the Proposed Transferee.

10.6. Drag Along Obligations.

(a) If:

(i) one or more Members (herein referred to as the “Drag-Along Proposing Member(s)”) whose aggregate Contribution Percentages are at least fifty percent (50%) receives a bona fide offer in writing from any Third Party purchaser (the “Drag-Along Purchaser”) for a sale of all or substantially all of the Membership Interests or all or substantially all of the assets of the Company and/or its Subsidiaries, taken as a whole, or a merger, conversion, equity exchange or consolidation of the Company and/or its Subsidiaries, taken as a whole (a “Drag-Along Sale”) on an arms length basis, which the Drag-Along Proposing Member(s) desire(s) to accept; then

(ii) all of the other holders of Membership Interests (each a “Drag-Along Seller” and collectively the “Drag-Along Sellers”) shall be required (the “Drag-Along Obligation”) to sell, and each Drag-Along Seller shall consent to, raise no objections against and participate in such Drag-Along Sale on the same terms and conditions as the Drag-Along Proposing Member(s).

(b) If the Drag-Along Sale is structured as (i) a merger, conversion, equity exchange or consolidation of the Company and/or its Subsidiaries taken as a whole, or a sale of all or substantially all of the assets of the Company and/or its Subsidiaries taken as a whole, then each holder of Membership Interests (including each of the Drag-Along Sellers) shall waive any appraisal rights or similar rights in connection therein and shall consent thereto or (ii) a sale of all or substantially all of the Membership Interests, then each holder of Membership Interests (including each of the Drag-Along Sellers) shall sell all of its Membership Interests on the terms and conditions of such Drag-Along Sale. The holders of Membership Interests (including each of the Drag-Along Sellers) shall promptly take all necessary and desirable actions requested by the Drag-Along Proposing Member(s) in connection with a Drag-Along Sale, including the execution of such agreements and instruments and other actions reasonably necessary to provide representations, warranties, indemnities and escrow/holdback arrangements relating to such Drag-Along Sale; provided, however, that (v) any liabilities or indemnities for which a Drag-Along Seller may be responsible shall be on a several, and not joint, basis, (w) no Drag-Along Seller shall be liable for the breach of any covenant by any other Drag-Along Seller, Drag-Along Proposing Member(s) or other participating Person(s), and no Drag-Along Proposing Member(s) shall be liable for the breach of any covenant by any Drag-Along Seller, (x) in no event shall a Drag-Along Proposing Member(s) or Drag-Along Seller be required to make representations and warranties or provide indemnities as to any other Member, (y) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations (including escrow/holdback arrangements) regarding the business of the Company in connection with the Proposed Sale shall be shared by all Drag-Along Sellers and the Drag-Along Proposing Member(s) pro rata in proportion to the consideration being received in such Drag-Along Sale by such parties and (z) in no event shall a Drag-Along Seller be responsible for any liabilities or indemnities in connection with such Drag-Along Sale in excess of the proceeds received by such Drag-Along Seller in the Drag-Along Sale.

(c) If the Drag-Along Proposing Member(s) desire to effect a Drag-Along Sale, then the Drag-Along Proposing Member(s) shall notify the Drag-Along Sellers in writing of such proposed Transfer (the “Drag-Along Notice”). The Drag-Along Notice shall set forth (a) the name and address of the Drag-Along Purchaser and (b) a copy of the written proposal pursuant to which the Drag-Along Sale will be effected containing all of the material terms and conditions thereof. Upon consummation of the Drag-Along Sale, each Drag-Along Seller shall receive the same proportion of the aggregate consideration from such Drag-Along Sale that such Drag-Along Seller would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to Section 11.2. If some or all of such consideration is other than cash, then such consideration shall be deemed to have a dollar value equal to the Fair Market Value of such consideration as determined by the Members in its reasonable judgment, and the Members shall allocate any cash and non-cash consideration among the Members as equally as possible in accordance with the proportionate interests of each Member. The Company shall bear the fees, costs and expenses incurred in connection with any Drag-Along Transaction, except for any such fees, costs or expenses incurred by or on behalf of any holder of Membership Interests for its sole benefit.

10.7. Pre-emptive Rights. (a) If the Company shall propose to issue or sell any securities (other than in connection with an Excluded Issuance), it shall offer to sell to each Member for cash a portion of such Securities equal to the Contribution Percentage of such Member, on the same terms and conditions and at the lowest price as such securities are offered for issuance or sale (if the Company proposes to offer the securities for consideration other than cash, the Fair Market Value of such non-cash consideration shall be determined as provided herein). The Company shall give notice of the proposed issuance of securities (the “Pre-emptive Rights Notice”) to each Member not later than twenty (20) Business Days before the closing of the proposed issuance. The Pre-emptive Rights Notice shall contain all material terms and conditions of the issuance and of the securities to be issued. Each such Member may elect to exercise all or any portion of its rights under this Section 10.710.7 by giving written notice (a “Pre-emptive Rights Exercise Notice”) to the Company within ten (10) Business Days of the delivery of the Company’s notice, stating the maximum amount of such securities it would like to purchase (to the extent that a Member desires to purchase securities not subscribed by other Members, it may specify an amount, up to the maximum amount of securities subject to such offering, greater than such Member’s Contribution Percentage). To the extent that any Member does not elect to purchase the maximum amount of securities offered to it by the Company, such unsubscribed securities shall be sold to any Members who subscribed for a number of securities greater than their respective Contribution Percentages, on a pro rata basis in accordance with the respective amounts subscribed by such Members in excess of their respective Contribution Percentages. The closing of such offering of securities shall occur at such time and place and on such terms and conditions as determined by the Members.

(b) If the Members fail to exercise the rights set forth in Section 10.710.7 with respect to any portion of the securities, the Company shall have ninety (90) days thereafter to sell such portion of the securities in respect of which the Member’s rights were not exercised, at a price no greater than the price set forth in the Pre-emptive Rights Notice and on terms and conditions no more favorable to the Company than those stated in such notice. If the Company has not sold such securities within such ninety (90) day period, the Company shall not thereafter issue or sell any securities, without first offering such securities to the Members in the manner provided above.

10.8. Termination upon an Initial Public Offering. The provisions of Section 10.4, Section 10.5, Section 10.6 and Section 10.7 shall not apply to issuances of securities in an Initial Public Offering.

10.9. Reorganization in Connection with an Initial Public Offering. Immediately prior to the consummation of an Initial Public Offering authorized by the Members, the Members will, if approved by all of the Members, vote to approve (and provide documents reasonably necessary and requested by all of the Members to) effect a merger, conversion or other reorganization of the Company into a corporation or other entity (a “Reorganization”) that preserves the relative economic interests of the Members pursuant to this Agreement. In connection with a Reorganization, all Membership Interests shall be exchanged for, converted into or otherwise reclassified as common stock or other similar equity ownership interests of the surviving or resulting corporation or other entity (the “Reclassified Securities”). The number of Reclassified Securities to be distributed in connection with a Reorganization to each Member with respect to the Membership Interests of such Member shall equal the number such Member would receive if all Reclassified Securities to be distributed to the Members were distributed to the Members in a complete liquidation of the Company pursuant to Section 11.2(assuming such Reclassified Securities were the Company’s sole asset with a per share value equal to the public price per share in the public offering and the Company had no liabilities).

ARTICLE XI

DISSOLUTION, LIQUIDATION, AND TERMINATION

11.1. Dissolution. Subject to the provisions of Section 11.2 and any applicable Laws, the Company shall wind up its affairs and dissolve only on the first to occur of the following (each a “Dissolution Event”):

(a) approval of dissolution by the Members; or

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 11.2 and the Certificate has been canceled.

11.2. Liquidation and Termination. In connection with the winding up and dissolution of the Company, all of the Members shall, or shall select a Person (who may not be a Member or an Affiliate of a Member unless approved by a unanimous vote of the Members) to, act as a liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act. The Liquidator shall use commercially reasonable efforts to complete the liquidation of the

Company within two (2) years after an applicable Dissolution Event; provided, that such period may be extended for up to two (2) additional one-year periods by all of the Members. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows.

(a) As promptly as possible after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed, as applicable.

(b) The Liquidator shall cause any notices required by applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by applicable Law.

(c) Upon approval of the winding up and dissolution of the Company, the Liquidator shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, including, without limitation, all expenses incurred in liquidation or otherwise make adequate provision for payment, satisfaction and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine, which amount may not exceed the maximum amount to which the Company could reasonably be held liable; provided, that upon payment or discharge of such contingent liability, the amount, if any, remaining in such cash escrow fund after such payment or discharge shall promptly be distributed in accordance with Section 11.2(d).

(d) After making payment or provision for all debts, liabilities and obligations of the Company, the Liquidator shall, unless the Members otherwise determine to distribute assets in kind in accordance with Section 4.2 sell for cash the assets of the Company at the best price available. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell all of the Company property, including to one or more of the Members or Affiliates of the Members, provided, that any such sale to a Member or its Affiliates must be made on an arm’s length basis under terms which are in the best interest of the Company and approved by Members who are not Affiliates of such purchasing Member and who hold a majority of the aggregate Contribution Percentages of such Members. All gain, loss and amount realized on such sales shall be allocated to the Members as provided in Section 4.1 and Exhibit B, and the Capital Accounts of the Members shall be adjusted accordingly. In the event of a distribution of properties in kind, the Liquidator shall first adjust the Capital Accounts of the Members as provided in Section 4.1 and Exhibit B by the amount of any gains or losses that would have been recognized by the Members if such properties had been sold for their Fair Market Value. The Liquidator shall then distribute the remaining proceeds of such sales among the Members in such a manner so that the cumulative amount of distributions pursuant to Section 4.2 and liquidating distributions received by each Member equals the cumulative amount it would be entitled to receive pursuant to Section 4.2 if such aggregate amount was distributed at one time pursuant thereto.

(e) When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or the Members), on behalf of all Members, shall execute, acknowledge and cause to be filed a Certificate of Cancellation.

11.3. Provision for Contingent Claims.

(a) The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b) If there are insufficient assets to both pay the creditors pursuant to Section 11.2 and to establish the provision contemplated by Section 11.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

11.4. Deficit Capital Accounts. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

11.5. Deemed Contribution and Distribution. If the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

ARTICLE XII

AMENDMENT OF THE AGREEMENT

12.1. Amendments to be Adopted by the Company. Each Member agrees that an appropriate officer of the Company, in accordance with and subject to the limitations contained in this Agreement, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a) a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company or the registered agent or office of the Company which has been approved by the Members;

(b) admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement;

(c) a change that the Members believe is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(d) an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

12.2. Amendment Procedures. Except as provided in Section 5.4 or Section 12.1, all amendments to this Agreement must be in writing and signed by all of the Members.

ARTICLE XIII

PROVISIONS RELATING TO MEMBERS

13.1. Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

13.2. Security. For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the provisions of Articles 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the States of New York or Texas or any other relevant jurisdiction.

13.3. Limited Liability. Except as expressly provided in the Act, no Member shall be bound or liable for any debts, liabilities, contracts or obligations of the Company whatsoever or as the result of any act or omission of another Member. Except as expressly provided in the Act or this Agreement, no Member shall be obligated to restore any negative balance in its Capital Account or to return any distribution made by the Company to such Member for the account of the Company or any creditor of the Company. If, notwithstanding the foregoing, any court of competent jurisdiction holds that any Member is obligated to restore such negative balance or return or pay any part of any distribution made by the Company to such Member, then such obligation shall be that of such Member alone and not of any other Member.

13.4. No Resignation or Partition. (a) No Member may resign or withdraw from the Company, and a Member may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than pursuant to a Transfer of all of such Member’s Interests in accordance with Article X. Each Member waives any and all rights of a resigning or withdrawing member under Section 18-604 of the Act. Any event that terminates the continued membership of any former Member shall not cause the Company to be dissolved.

(b) Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be owned by the Company as an entity, and no Member shall have an ownership interest in such property. No Member shall bring an action for partition against the Company or any of its assets. Each Member irrevocably waives any and all rights it may have to maintain an action for partition of any of the Company’s assets. The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without the consent of the Members.

13.5. No Other Voting Rights. Except as otherwise expressly provided in this Agreement, no Member shall have any voting rights or rights of approval, consent or veto or similar rights over any actions of the Company.

13.6. Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that (a) if an entity, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (b) it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) if an entity, such Member’s charter or other governing documents or (ii) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Membership Interest herein, (iii) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is, or is controlled by, an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

13.7. Information.

(a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions stated therein and in this Agreement.

(b) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state Laws. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state Laws within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of such Member or its Affiliates.

13.8. Severability and Injunctive Relief.

(a) Although the restrictions contained in Section 13.7(b) are considered by the parties hereto to be fair and reasonable, it is recognized that restrictions of the nature contained therein may fail for technical reasons and accordingly it is hereby agreed that if any of such restrictions are adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained therein shall apply with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

(b) The Members agree that breach of the provisions of Section 13.7(b) by such Member would cause irreparable injury to the Company or the other Members (as the case may be) for which monetary damages (or other remedy at Law) would be inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) in the case of Section 13.7(b), the uniqueness of the Company’s business and the confidential nature of the Confidential Information. Accordingly, the Members agree that the provisions of Section 13.7(b) may be enforced by the Company (or any Member on behalf of the Company) or the applicable Member (as the case may be) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity.

ARTICLE XIV

GENERAL PROVISIONS

14.1. Entire Agreement; Supersedure. This Agreement constitutes the entire agreement and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof, but excluding the Operating Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Operating Agreement, as between the Parties hereto the terms of this Agreement shall control.

14.2. Waivers. Neither action taken (including any investigation by or on behalf of any party) nor inaction pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the party not committing such action or inaction. A waiver by any Member of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

14.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns.

14.4. Governing Law; Severability.

(a) THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or Laws, the applicable provision of the Act or other Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Laws, as the case may be.

14.5. Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

14.6. Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

14.7. Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

14.8. Audit Rights of Members. Each Member shall have the right to inspect and audit the books and records of the Company. Such audits shall be conducted at the cost of the Member(s) requesting same. A Member may exercise its audit rights hereunder by giving at least ten (10) days’ advance written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted during normal business hours of the Company. The audit shall not unreasonably interfere with the operation of the Company. Further, each Member may conduct no more than one audit per calendar year.

14.9. No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Article VI, the indemnified Persons described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member, or (b) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Authority shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

14.10. Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the party set forth below, or to such other more recent address of which the sending party actually has received written notice:

(a) if to the Company, to:

Kelly J. Jameson

Sr. Vice President and General Counsel

717 Texas Avenue, Suite 3150

Houston, Texas 77002

Facsimile: 832-519-2250

Email: kjameson@crestwoodlp.com

(b) if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

Each such notice or other communication shall be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by facsimile or electronic mail. Any notice or other communication shall be deemed given and effective as follows: (i) when delivered, if delivered personally, (ii) if given by registered or certified mail (return receipt requested), as of the third (3rd) Business Day after the date deposited with the U.S. Postal Service, fees prepaid, (iii) the second (2nd) Business Day after deposit, fees prepaid, with a courier service and (iv) upon transmission, if (x) transmitted by facsimile (provided if transmission occurs on a day other than a Business Day, delivery shall be deemed to occur on the first Business Day thereafter), provided, that the sender’s facsimile machine has provided written confirmation of successful transmission of such notice or communication or (y) transmitted by electronic mail (provided if transmission occurs on a day other than a Business Day, delivery shall be deemed to occur on the first Business Day thereafter), provided, that the recipient has provided written confirmation of receipt (which may be via electronic mail) of such notice or communication.

14.11. Remedies.

(a) The rights of the Members set forth in this Section 14.11 or elsewhere in this Agreement shall be in addition to such other rights and remedies that may exist at Law, in equity or under contract. Without limiting the generality of the foregoing, the Members acknowledge that an award of damages for failure to comply with Article V, Article VII, Article IX or Article X would not be an adequate remedy for the Members attempting to enforce such provisions, and accordingly the Members authorize any such Members to bring an action against the other Members or the Company for a permanent or temporary injunction, to compel the specific performance or any other equitable remedy by such other Members of their obligations to comply with such provisions without the necessity of posting bond or other security in connection therewith.

(b) Except as provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. In addition, any successful Member is entitled to costs related to enforcing this Agreement, including, without limitation, reasonable and documented attorneys’ fees and court costs. THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.

14.12. Disputes.

(a) Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT,

CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.13. Expenses. The Company will promptly reimburse each of the Members for all reasonable costs and expenses incurred by or on behalf of such Members (including the fees and expenses of attorneys, consultants, accountants, and other advisors, travel costs and miscellaneous expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and any other document or agreement referred to herein or therein. The Company will also reimburse Holdings for all costs and expenses incurred by or on behalf of such Member (including the fees and expenses of attorneys, accountants and other advisors, travel costs, court costs, and miscellaneous expenses) in connection with the enforcement of any rights or remedies under this Agreement and any other document or agreement referred to herein or therein, or the defense of any such exercise or enforcement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth in this Agreement.

CRESTWOOD MARCELLUS PIPELINE LLC

By:	/s/ Kelly J. Jameson
Name: Kelly J. Jameson
Title: Senior Vice President

CRESTWOOD MARCELLUS HOLDINGS LLC

By:	/s/ William G. Manias
Name: William G. Manias
Title: Senior Vice President and CFO

Signature Page to the Crestwood Marcellus Midstream LLC Limited Liability Company Agreement

EXHIBIT A

OWNERSHIP INFORMATION

Name	Capital Contributions	Contribution Percentage
Crestwood Marcellus Pipeline LLC Kelly J. Jameson Sr. Vice President and General Counsel 717 Texas Avenue, Suite 3150 Houston, Texas 77002 Facsimile: 832-519-2250 Email: kjameson@crestwoodlp.com with a copy to (which shall not constitute notice): 2800 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002 Attention: H. William Swanstrom Facsimile: 713-229-2518 Email: bswanstrom@lockelord.com	Closing Capital Contribution: $131,250,000	35%

Crestwood Marcellus Holdings LLC Kelly J. Jameson Sr. Vice President and General Counsel 717 Texas Avenue, Suite 3150 Houston, Texas 77002 Facsimile: 832-519-2250 Email: kjameson@crestwoodlp.com with a copy to (which shall not constitute notice): Andrews Kurth LLP 600 Travis, Suite 4200 Houston, TX 77002 Attention: David Denechaud Facsimile: 713-238-7245 Email: daviddenechaud@andrewskurth.com	Closing Capital Contribution: $243,750,000	65%

EXHIBIT B

ALLOCATIONS AND TAX PROCEDURES

B1.1 Definitions. In addition to the capitalized terms used in the Agreement, as used in this Exhibit B, the following terms shall be defined as follows:

“Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section B1.3(c)(i) or Section B1.3(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section B1.2(d).

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section B1.3.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property at the time of contribution as determined by all of the Members. The Members shall use such method as it determines appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section B1.2(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Members.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation section 1.704-2(d).

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss pursuant to the provisions of Section B1.3(c)(x).

“Depreciation” means, for any Fiscal Year or other period, except as provided in Treasury Regulation section 1.704-3(d)(2), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Carrying Value using any reasonable method selected by all of the Members.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation section 1.752-2(a).

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in section 705(a)(2)(b) of the Code) that, in accordance with the principles of Treasury Regulation section 1.704 2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulation section 1.704-2(b)(3).

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section B1.3(c)(i), Section B1.3(c)(ii), Section B1.3(c)(iii), Section B1.3(c)(iv), Section B1.3(c)(v), Section B1.3(c)(vi), Section B1.3(c)(vii), Section B1.3(c)(viii) or Section B1.3(c)(ix).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section B1.2(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section B1.2(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section B1.2(d) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section B1.2(d)).

B1.2 Capital Accounts. The Company shall maintain for each Member a separate Capital Account with respect to each class or series of interests owned by the Member in accordance with the rules of Treasury Regulation section 1.704-1(b)(2)(iv) and in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company by such Member pursuant to this Agreement, (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section B1.2(b) and allocated with respect to such Member pursuant to Section B1.3, and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member, and decreased by (x) the amount of cash or Agreed Value of property actually or deemed distributed to such Member pursuant to this Agreement, (y) all items of Company deduction and loss computed in accordance with Section B1.2(b) and allocated to such Member pursuant to Section B1.3 and (z) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to this Exhibit B and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, provided, that:

(i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section B1.3.

(ii) Except as otherwise provided in Treasury Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such items, there shall be taken into account Depreciation, computed in accordance with the definition of “Depreciation.”

(iv) For purposes of determining income, gain, loss, and deduction, or any other item allocable to any period, such items will be determined on a daily, monthly or other basis, as reasonably determined by all of the Members using any permissible method under Code section 706 and the related Treasury Regulation.

(c) A transferee of a Membership Interest pursuant to a Transfer shall succeed to the pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been transferred during any calendar year shall, if permitted by law, be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, based upon the interim closing of the books method or such other method as agreed between the transferor and the transferee; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the Treasury Regulation thereunder.

(d) In accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(f), (i) on an issuance of additional Membership Interests for cash or Contributed Property, (ii) immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), (iii) upon the issuance of Membership Interests as consideration for the provision of services or (iv) upon the occurrence of any other event provided in such Treasury Regulation, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance or adjustment shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or adjustment and had been allocated to the Members at such time pursuant to Section B1.3 in the same manner as any item of gain or loss actually recognized during such period would have been allocated, provided, however, that such adjustments shall be made only if all of the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including cash and cash equivalents) immediately prior to the event triggering such adjustment shall be determined by the Members using such method of valuation as it may adopt. The Members (by unanimous approval) shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

B1.3 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts, the Company’s items of income, gain, loss and deduction (computed in accordance with Section B1.2(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

(a) General. Except as otherwise provided in this Agreement, all items of income, gain, loss and deduction (including items of gross income and income and gain exempt from tax) shall be allocated between the Members in a manner such that, after giving effect to the special allocations set forth in Section B1.3(c), the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 11.2(d) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Allocations on Liquidation. Notwithstanding any other provisions of this Exhibit B, in the year in which the Company liquidates pursuant to Article XI and all subsequent years (and for any prior years with respect to which the due date (without regard to extensions) for the filing of the Company’s federal income tax return has not passed as of the date of the liquidation), all items of income, gain, loss and deduction of the Company shall be allocated among the Members in a manner reasonably determined by Members as shall cause to the nearest extent possible the Capital Account of each Member to equal the amount to be distributed to such Member pursuant to Section 11.2(d).

(c) Special Allocations. Notwithstanding any other provision of this Section B1.3, the following special allocations shall be made for such taxable period in the following order and priority:

(i) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section B1.3, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. This Section B1.3(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section B1.3 (other than Section B1.3(c)(i)), except as provided in Treasury Regulation section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section B1.3(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation promulgated under section 704(b) of the Code, the deficit balance, if any, in each Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section B1.3(c)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Exhibit B have been tentatively made as if this Section B1.3(c)(iii) were not a part of this Agreement. This Section B1.3(c)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Stop Loss. No amount of loss or deduction shall be allocated pursuant to Section B1.3(a) to the extent that such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion to their respective Membership Interests until each Member’s Adjusted Capital Account balance is reduced to zero.

(v) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section B1.3(c)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section B1.3 have been tentatively made as if this Section B1.3(c)(v) and Section B1.3(c)(iii) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Contribution Percentages.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their relative Contribution Percentages.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulation.

(x) Curative Allocation. Notwithstanding any other provision of this Section B1.3, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss or deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section B1.3. It is the intention of the Members that allocations pursuant to this Section B1.3(c)(x) be made among the Members in a manner that is likely to minimize economic distortions.

B1.4 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section B1.3.

(b) Notwithstanding any provisions contained herein to the contrary, solely for federal (and applicable state and local) income tax purposes, items of income, gain, depreciation, depletion, amortization, gain or loss with respect to property for which a Book-Tax Disparity exists shall be allocated so as to take into account the variation between the Company’s tax basis in such property and its Carrying Value consistent with Treasury Regulation sections 1.704-1(b)(4)(i) and 1.704-3. Such allocation shall be made in accordance with the “remedial allocation” method provided for in Treasury Regulation section 1.704-3(d).

(c) For the proper administration of the Company, the Members shall: (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income or deductions); and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulation under section 704(b) or section 704(c) of the Code. The Members may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section B1.4(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code and would not have a material adverse effect on any Member.

(d) All recapture of income tax deductions resulting from the taxable sale or other disposition of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the disposition of such property.

(e) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to the election under section 754 of the Code that will be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in any manner determined by the Members) as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.